                                                                    EXHIBIT 99.1

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

The Board of Directors
Clearview Cinema Group, Inc.
97 Main Street
Chatham, New Jersey 07940

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Clearview Cinema Group, Inc. ("Clearview") as Annex C to the Proxy Statement/Prospectus of Clearview and Cablevision Systems Corporation ("Cablevision") relating to the proposed merger transaction involving Clearview and Cablevision and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY -- The Merger -- Opinion of Clearview's Financial Advisor" and "THE MERGER -- Opinion of Clearview's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                      By:    /s/ Credit Suisse First Boston
                                                      Corporation
                                         ---------------------------------------
                                         CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
October 27, 1998